AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D


     The undersigned hereby agrees to the joint filing with the other reporting persons named therein of Amendment No. 23, dated October 25, 1995, to the Schedule 13D, dated October 7, 1985, as amended (the "Schedule 13D"), on behalf of the undersigned, and to the joint filing of any additional amendments to the Schedule 13D with the other reporting persons named therein.



                              SBL CORPORATION



                              By:  /s/ Sylvia H. Golsen
                                 ___________________________
                                   Sylvia H. Golsen, Secretary


























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